Exhibit 99
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

Immediate Release

Axalta Provides Preliminary Selected Fourth Quarter and Full Year 2021 Unaudited Financial Updates
GLEN MILLS, PA, January 18, 2022 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, provided preliminary selected fourth quarter and full-year 2021 unaudited financial updates. Results in the period reflect impacts from greater than previously forecasted raw material inflation and supply chain constraints relative to guidance initially provided on October 25, 2021. Axalta expects Net Sales growth of 5.8% for Q4 (~7% excluding foreign exchange) and 18.2% for 2021, including moderately lower than forecasted foreign exchange tailwinds (guidance was ~+19% Net Sales growth for FY 2021, including ~+2% in FX). Limitations in availability of certain raw materials also resulted in substantial unfulfilled orders during the fourth quarter. Adjusted EBIT for the fourth quarter is anticipated to be reported between $120-125 million, with full year Adjusted EBIT expected to be approximately $30 million below the midpoint of the October guidance range of $645-665 million. Free cash flow for the full year 2021 is anticipated to be above the prior guidance range of $410-430 million, with cash and cash equivalents expected at approximately $840 million as of December 31, 2021.
Since Axalta’s October guidance update, raw material inflation and logistics costs have continued to increase while the US dollar has also continued to strengthen above our guidance expectations. Axalta now expects Q4 raw material inflation of approximately 24% versus the prior year compared with the assumption of approximately 20% included in our financial guidance. Further inflationary pressure has also affected other cost categories, including supply chain and logistics, while Axalta also saw $3 million in incremental foreign exchange headwinds to Adjusted EBIT versus prior implied 4Q 2021 guidance.
Given strong underlying demand conditions across Axalta’s end-markets, including expected improvement in Mobility Coatings demand, Axalta believes 2022 should remain a year of recovery in both volume and profit terms with the majority of recovery reflected in the second half of the year. The company also remains focused on addressing persistent inflationary pressures with price increases. Axalta continues to expect to offset 2021 inflation impacts during the first half of 2022. The Company also expects to see continued inflation during 2022 from most categories, which will require incremental price actions, though the inflationary cost headwinds are expected to decrease sequentially during 2022 following the first quarter, when overall cost inflation is expected to remain fairly consistent with the fourth quarter 2021.
Axalta expects to announce detailed Q4 and full-year 2021 results on January 31, 2022, after the close of trading, with a call to be scheduled at 8:00 a.m. ET on February 1, 2022 to discuss these results as well as the financial outlook for 2022.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including our preliminary unaudited financial updates for the fourth quarter and full-year 2021, 2022 business conditions and related impacts and the effects of COVID-19 on Axalta’s business and financial results. Axalta has identified some of these forward-looking statements with words such as "expects," "forecast," "anticipate," "assumption," "should," and "will" or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, including supply chain issues and the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The impact and duration of COVID-19 on our business and operations is uncertain. Factors that will influence the impact on our business and operations include the duration and extent of COVID-19, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of COVID-19. More information on potential factors that could affect Axalta's financial results is available in "Forward-Looking Statements", "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within Axalta's most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
This release includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBIT. Management uses non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Our use of the term Adjusted EBIT may differ from that of others in our industry. Adjusted EBIT should not be considered as an alternative to performance measures derived in accordance with GAAP as a measure of earnings. Adjusted EBIT has important limitations as an analytical tool and should be considered in conjunction with, and not as a substitute for, our results as reported under GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for Adjusted EBIT on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.
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